Exhibits 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES

	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
December 22, 2016	Hong Kong	Shanghai
	Houston	Silicon Valley
Advanced Micro Devices, Inc.	London	Singapore
One AMD Place	Los Angeles	Tokyo
P.O. Box 3453	Madrid	Washington, D.C.
Sunnyvale, California 94088	Milan

Re:	Advanced Micro Devices, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2016 (the “Registration Statement”), covering the resale from time to time of up to 75,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Warrant Shares”), issuable upon the exercise of the Warrant to Purchase Shares of Common Stock (the “Warrant”), dated as of August 30, 2016, issued in favor of West Coast Hitech L.P.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar of the Company in the name or on behalf of the holder of the Warrants and have been issued by the Company against payment therefor (not less than par

December 22, 2016

value) in the circumstances contemplated by the Warrant Agreement and the Registration Statement, the issue and sale of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP